Exhibit 10.2
ADVISORY AGREEMENT

THIS ADVISORY AGREEMENT (the “Agreement”) is dated for reference purposes as of February 14, 2022, by and between Five Point Operating Company, LP, a Delaware limited partnership (the “Company”), and Lynn Jochim, an individual (the “Advisor”).

RECITALS

A.Advisor is the President and Chief Operating Officer (“COO”) of Five Point Holdings, LLC (“FPH”), the parent company of the Company. Advisor is also an officer and employee of the Company’s subsidiary, Five Point Communities Management, Inc. (“FPCM”).

B.Through certain subsidiaries or joint ventures, the Company owns and develops some of the largest mixed-use, planned communities in California, including projects in San Francisco, Los Angeles and Orange Counties (individually, a “Project” and collectively, the “Projects”).

C.The Company and Advisor have announced that as of the “Effective Date” (defined below), Advisor will be resigning her positions as President and COO of FPH and leaving her employment at FPCM.

D.Given Advisor’s knowledge of the Projects and the markets in which they are located, and her expertise in entitling, planning, developing and operating communities of this size and scale, the Company desires to engage Advisor as an advisor to the Company following the resignation and cessation of service described above, pursuant to the terms and conditions set forth in this Agreement. The Company and Advisor are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

AGREEMENT

NOW, THEREFORE, in consideration of the mutual agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.Effectiveness. This Agreement shall become effective (the “Effective Date”) as of immediately following the date the Advisor’s resignation and cessation of service of the Advisor as President and COO is effective, which is determined to be as of February 14, 2022, unless it otherwise becomes effective as provided in Section 2(g) of the Transition Agreement (as defined below).

2.Services and Compensation.

(a)During the term of this Agreement, the Advisor shall serve as an advisor to the Company and shall perform such services as are mutually agreed upon between the Advisor, on the one hand, and the Company, on the other hand, which may include periodically assessing future entitlements and business plans for the Company and its affiliates (collectively, the “Services”). The Parties hereby agree that the Services provided hereunder do not include “lobbying” as that term is defined under state law (including the Political Reform Act, Gov. Code Section 81000 et seq.) or local law (including any municipal code of any County or City). Neither Advisor nor the Company shall classify payments made to Advisor hereunder as payments made to lobbyists or lobbying firms on any lobby disclosure reports filed by Advisor or the Company. If a question arises regarding lobbying activities, the Company and Advisor agree to discuss immediately and take appropriate action, including amendments to this Agreement and compensation paid or payable to Advisor to conform to applicable law. Advisor shall provide the Services at such locations as Advisor determines are appropriate; provided that Advisor agrees to make herself reasonably available for meetings at the Company’s headquarters if required in connection with the Services as provided in Section 2(b) below.
(b)In connection with the Advisor’s Services to the Company, the Advisor agrees to: (i) perform Services periodically as may be reasonably necessary to perform her duties hereunder; (ii) be available for consultation on reasonable prior notice; and (iii) be available to attend meetings at the Company’s headquarters on reasonable prior notice. The Advisor agrees to perform the Services and any other obligations or activities hereunder in accordance with: (i) the terms of this Agreement; (ii) all applicable laws, statutes, rules, regulations, ordinances and other pronouncements having the binding effect of law of any applicable government authority, court, tribunal, arbitrator, agency, legislative body or commission; and (iii) all Company written policies, written procedures and written guidance memoranda provided to the Advisor in connection with the Advisor’s performance under this Agreement.

(c)In consideration for the performance of the Services during the term of this Agreement, the Company shall pay to the Advisor a cash retainer upon the terms and conditions set forth on Exhibit A attached hereto and Advisor shall continue to vest in her outstanding equity awards as set forth on Exhibit A attached hereto in accordance with their terms (as modified by the Transition Agreement and this Agreement).

(d)The Company shall reimburse the Advisor for reasonable expenses, such as travel, lodging, and meal expenses, incurred by the Advisor at the Company’s request or with the Company’s approval, consistent with the Company’s generally applicable policies for reimbursement of employee expenses, within thirty (30) days after submission of reasonably detailed supporting documentation.

(e)Advisor acknowledges and agrees that, except as provided in this Section 2 or Section 4 below, or in the Employment Transition Agreement, dated as of the date hereof, between the Parties (the “Transition Agreement”), no other amounts, fees, bonuses, equity awards, benefits or other form of compensation, whether monetary or otherwise, shall become due and owing from the Company to Advisor resulting from Advisor’s performance of the Services, unless set forth in writing and signed by the Chairman of the Board.

3.Other Employment/Other Business Opportunities; Non-Disparagement.

(a)The Parties hereby acknowledge and agree: (i) that nothing contained herein shall prevent or otherwise restrict the Advisor from employment with other companies, including companies that may engage in the same or similar business activities or lines of business in which the Company or its subsidiaries or affiliates now engages or proposes to engage; and (ii) that Advisor shall not have any duty to refrain from directly or indirectly (A) engaging in the same or similar business activities or lines of business in which the Company or any of its subsidiaries or affiliates now engages or proposes to engage or (B) otherwise competing with the Company or any of its subsidiaries or affiliates.

(b)Advisor hereby agrees and covenants that at no time will she make, publish, or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments, or statements concerning FPH or any of its subsidiaries, affiliates or its businesses, or any of their respective employees, directors, officers, or existing and prospective customers, suppliers, investors, and other associated third parties. Company hereby agrees and covenants that at no time will Company or any of its directors or officers acting on its behalf make, publish, or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments, or statements concerning Advisor or her employment or performance at FPH. This section does not, in any way, restrict or impede Advisor from exercising protected rights to the extent that such rights cannot be waived by agreement, including but not limited to Advisor’s Section 7 rights under the National Labor Relations Act or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency. Advisor shall promptly provide written notice of any such order to FPH’s Chief Legal Officer.

4.Term and Termination.

(a)The term of this Agreement shall commence on the Effective Date and shall continue in effect until the date (“Termination Date”) which is the first to occur of the following: (i) the third (3rd) anniversary of the Effective Date (the “Natural Expiration Date”), (ii) the thirtieth (30th) calendar day after a Party receives a written notice from the other Party terminating this Agreement, which termination may be with or without Cause and with or without Good Reason, or (iii) the date of a Change in Control.

(b)Upon such termination all rights and duties of the Parties toward each other shall cease except that:

(i)If the Company terminates this Agreement without Cause or Advisor terminates this Agreement for Good Reason prior to the Natural Expiration Date, (A) Advisor shall be paid, on or prior to the effective date of termination, all amounts that would otherwise be paid to the Advisor if the Advisor continued to provide the Services through the Natural Expiration Date and unpaid expenses, if any, payable to Advisor in accordance with the provisions of Section 2(d) hereof, and (B) notwithstanding anything to the contrary contained in the Equity Plan Documents (as defined in Exhibit A), with respect to any equity awards the vesting of which is time-based (the “Time-Based Equity Awards”), Advisor shall vest in such awards effective as of the termination of this Agreement;

(ii)If the Company terminates this Agreement for Cause or Advisor terminates this Agreement without Good Reason prior to the Natural Expiration Date, (A) Advisor shall be paid, within thirty (30) days after the effective date of termination, all amounts owing to the Advisor for Services completed prior to and including the Termination Date and unpaid expenses, if any, payable to Advisor in accordance with the provisions of Section 2(d) hereof, and (B) notwithstanding anything to the contrary contained in the Equity Plan Documents, all of Advisor’s unvested equity awards shall terminate;

(iii)If Advisor’s services under this Agreement cease as a result of Advisor’s death or Disability prior to the Natural Expiration Date, (A) Advisor shall be paid, within thirty (30) days after the effective date of cessation, all amounts that would otherwise be paid to the Advisor up to the date of death or Disability, and unpaid expenses, if any, payable to Advisor in accordance with the provisions of Section 2(d) hereof, and (B) notwithstanding anything to the contrary contained in the Equity Plan Documents, with respect to any Time-Based Equity Awards, Advisor shall vest in such awards effective as of the termination of this Agreement;

(iv)If this Agreement terminates as a result of a Change in Control prior to the Natural Expiration Date, (A) Advisor shall be paid, on or prior to the effective date of the Change in Control, all amounts that would otherwise be paid to the Advisor if the Advisor continued to provide the Services through the Natural Expiration Date and unpaid expenses, if any, payable to Advisor in accordance with the provisions of Section 2(d) hereof, and (B) notwithstanding anything to the contrary contained in the Equity Plan Documents, with respect to any Time-Based Equity Awards, Advisor shall vest in such awards effective as of the termination of this Agreement;
(v)For purposes hereof, (A) “Cause” shall mean (1) Advisor’s willful and continued failure substantially to perform the Services under this Agreement (other than any such failure resulting from Advisor’s incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to Advisor by the Company, which demand specifically identifies the manner in which the Company believes that Advisor has not substantially performed the Services, unless Advisor corrects the circumstances constituting Cause within thirty (30) days following the date such written demand is delivered to Advisor; (2) Advisor’s engaging in any material act of dishonesty, fraud, embezzlement or misrepresentation that was or is likely to be demonstrably and materially injurious to the Company or any affiliate of the Company; (3) Advisor’s knowing violation of any federal or state law or regulation applicable to the Company’s (or any affiliate’s) business that was or is likely to be demonstrably and materially injurious to the Company; or (4) Advisor’s conviction of, or plea of nolo contendere to, any felony or crime of moral turpitude; (B) “Good Reason” shall mean any action or inaction that constitutes a material breach by the Company or any of its affiliates of its obligations to the Advisor under this Agreement (including, without limitation, any reduction in the amount payable, or failure to provide any vesting or other benefit, hereunder, or imposition of a requirement inconsistent with the last sentence of Section 2(a), above, provided that the Advisor provides written notice to the Company of Advisor’s intention to terminate this Agreement for Good Reason within ninety (90) days of any such action or inaction, which notice specifically identifies the circumstances constituting Good Reason, the Company fails to eliminate the conditions constituting Good Reason within thirty (30) days after receipt of such written notice, and Advisor terminates this Agreement within thirty (30) days following the expiration of such cure period; (C) “Disability” shall mean a condition such that Advisor would be considered disabled for the purposes of Section 409A of the Internal Revenue Code of 1986, as amended; and (D) “Change in Control” shall have the meaning given to such term in the FPH Amended and Restated 2016 Incentive Award Plan (the “Equity Plan”);

(vi)In the event of termination of this Agreement for Cause, the Parties acknowledge and agree that the Parties, or any of them, shall be entitled to the rights and remedies under this Agreement, in addition to any other right or remedy to which they are entitled at law or in equity; and

(c)Sections 2(c) and 2(d) (with respect to payments Advisor is owed as provided in Section 4(b) above) and Sections 3 through 15 hereof shall survive termination of this Agreement.

5.Confidentiality. Advisor acknowledges and understands that all information relating in any way to the Company or its business or affairs, whether written or oral, obtained by Advisor in connection with the Services and any information regarding the nature and extent of the Services (“Confidential Information”), shall, unless otherwise specified by the Company in writing, be deemed confidential. Advisor further acknowledges and understands that Advisor’s unauthorized disclosure of any Confidential Information would be extremely prejudicial to the Company. Therefore, Advisor shall not disclose to any person or entity any Confidential Information unless such disclosure is authorized in writing by the Company or permissible under applicable law. If Advisor discloses or threatens to disclose Confidential Information in violation of her obligations under this Section 5(a), the Company shall be entitled to seek temporary or permanent injunctive relief prohibiting the disclosure of such Confidential Information. If Advisor is served with any subpoena or other legal process (including any legal process commenced by the SEC or any other governmental agency) seeking the compelled disclosure of the Company’s Confidential Information, Advisor shall notify the Company within twenty-four (24) hours after Advisor’s receipt of such legal process. The Company may, in its sole and absolute discretion and at the Company’s sole expense, contest the disclosure of such Confidential Information sought under such legal process. Only after a final order of a court of competent jurisdiction requiring the disclosure of such Confidential Information may Advisor disclose such Confidential Information as required by law. This prohibition of disclosure of Confidential Information shall survive the termination of this Agreement.

6.Independent Contractor. The Advisor expressly acknowledges and agrees that she is solely an independent contractor and the Advisor shall not be construed to be an employee of the Company. The Advisor shall have no authority to act on behalf of or to enter into any contract, incur any liability or make any representation on behalf of the Company. The Company shall not be obligated to (a) pay on the account of the Advisor, any unemployment tax or other taxes required under the law to be paid with respect to employees, (b) withhold any monies from the fees of the Advisor for income tax purposes or (c) provide the Advisor with any benefits, including without limitation health, welfare, pension, retirement, or any kind of insurance benefits, including workers’ compensation insurance. The Advisor acknowledges and agrees that the Advisor is obligated to report as income all compensation received by the Advisor pursuant to this Agreement, and to pay all self-employment and other taxes thereon.

7.Assignment; No Third Party Beneficiaries.

(a)Assignment. This Agreement and the rights and duties hereunder are personal to the Advisor and shall not be assigned, delegated, transferred, pledged or sold by the Advisor without the prior written consent of the Company; provided that the Advisor may without the written consent of the Company assign any or all of her rights and/obligations hereunder to any limited liability company if (i) she is (and remains) the sole owner of such limited liability company, and (ii) as a condition to such assignment such limited liability company agrees to provide that the Services provided hereunder will be provided personally by Lynn Jochim. In the event of any such assignment of this Agreement, references herein to the Advisor shall be deemed to refer to such limited liability entity, mutatis mutandis; provided, however, that (w) (I) the references to Advisor in the definition of Cause shall refer to actions or omissions by Lynn Jochim and/or any such limited liability entity, (II) the references to Advisor in the definition of Disability shall continue to refer to Lynn Jochim, (III) the references to Advisor’s death shall continue to refer to Lynn Jochim, and (IV) subject to Section 10.3 of the Equity Plan, no such assignment shall be an assignment of the equity awards held by Advisor, which shall remain in Lynn Jochim’s name (it being understood that Advisor’s continued Services shall constitute continued service for purposes of Lynn Jochim’s equity awards referenced herein as if Lynn Jochim continued to directly provide the Services), (y) any ordinary income arising as a result of the vesting or distribution of the equity awards held by Advisor will be reported as recognized by Lynn Jochim on the applicable tax reporting form, subject to any applicable tax withholding, and (z) Lynn Jochim will remain responsible for paying to the Company or one of its affiliates any amount of any applicable withholding taxes required to be withheld with respect to the vesting or distribution of any of the equity awards granted to her by FPH to the extent that any such withholding taxes are not otherwise satisfied by any such limited liability entity.

(b)The Advisor hereby acknowledges and agrees that the Company may assign, delegate, transfer, pledge or sell this Agreement and the rights and duties hereunder to any third party (a) that acquires all or substantially all of the assets of the Company or FPH or (b) that is the surviving or acquiring corporation in connection with a merger, consolidation or other acquisition involving the Company or FPH, provided that if any such transaction constitutes a Change in Control, this Agreement shall terminate pursuant to Section 4(a) and the Advisor shall be eligible for the payments under Section 4(b)(iv) as a result of such Change in Control. This Agreement shall inure to the benefit of and be enforceable by the Parties, and their respective heirs, personal representatives, successors and assigns.

(c)No Third-Party Beneficiaries. Except as provided in Section 7(a) above, (i) nothing contained in this Agreement shall create a contractual relationship with or a contractual cause of action in favor of a third party against either the Company or Advisor and (ii) Advisor’s services under this Agreement are being performed solely for the Company’s benefit, and no other party or entity shall have any contractual claim against Advisor because of this Agreement or the performance or nonperformance of Services hereunder.

8.Indemnification; Limitation on Liabilities.

(a)The Advisor shall continue to have (i) any rights to indemnification (including advancement of fees and expenses) the Advisor may have from the Company or its affiliates under Delaware or California law as a result of the service by Advisor as an officer of FPH prior to, on and after the Effective Date or pursuant to the terms of the indemnification agreement between the Advisor and the Company (or any of its affiliates), and (ii) the benefits of coverage under one or more directors’ and officers’ liability insurance policies, in each case, on a basis that is not less favorable than that which is provided to currently serving officers of FPH, the Company and FPCM.

(b)To the fullest extent permitted by law, the Company shall indemnify, defend, protect and hold harmless Advisor and her affiliates (collectively the “Advisor Indemnified Parties”), from any and all losses, costs, expenses, reasonable attorneys’ fees and other costs of defense incurred in defending against any claim(s) or in enforcing this indemnity and defense obligation, liabilities, claims, court costs, demands, debts, causes of action, fines, judgments and penalties (individually, a “Liability” and collectively, “Liabilities”), which may arise from or relate to the performance of the Services or the Projects but in any event excluding any Liability to the extent arising from or relating to the fraud, gross negligence or willful misconduct of Advisor or her affiliates.

(c)To the fullest extent permitted by law, Advisor shall indemnify, defend, protect and hold harmless the Company and its affiliates (collectively the “Five Point Indemnified Parties”), from any and all Liabilities to the extent arising from or relating to the fraud or willful misconduct of Advisor or her affiliates.

(d)LIMITATION OF LIABILITY. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, IN NO EVENT WILL THE PARTIES BE LIABLE HEREUNDER FOR ANY LOST PROFITS OR LOST BUSINESS OR FOR ANY CONSEQUENTIAL, INCIDENTAL, SPECIAL OR INDIRECT DAMAGES OF ANY KIND, WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE, AND REGARDLESS OF WHETHER THE PARTIES HAVE BEEN NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

9.Governing Law; Venue. Any dispute, controversy, or claim of whatever nature arising out of or relating to this Agreement or breach thereof shall be governed by and interpreted under the laws of the State of California, without regard to conflict of law principles. Any suit brought hereon shall be brought in the state or federal courts sitting in Orange County, California, the Parties hereby waiving any claim or defense that such forum is not convenient or proper. Each Party hereby agrees that any such court shall have in person jurisdiction over it and consents to service of process in any manner authorized by California law.

10.Entire Agreement. This Agreement, together with the Transition Agreement, the Equity Plan Documents and the other agreements referenced herein and therein, constitutes the complete and final agreement of the Parties and supersedes any prior agreements between them, whether written or oral, with respect to the subject matter hereof. The Advisor hereby agrees that as of the Effective Date any other such agreement or understanding is hereby terminated and shall be of no further force or effect. No waiver, alteration, or modification of any of the provisions of this Agreement shall be binding unless in writing and signed by duly authorized representatives of the Parties.

11.Severability. The invalidity or unenforceability of any provision of this Agreement, or any terms thereof, shall not affect the validity of this Agreement as a whole, which shall at all times remain in full force and effect.

12.Notices. All notices required or permitted to be given by one Party to the other under this Agreement shall be sufficient if sent by either certified mail return receipt requested, nationally recognized courier, email or hand delivery to the Company, at its principal executive offices, and to the Advisor, at her address on the payroll records of the Company, or to such other address as the Party to receive the notice has designated by notice to the other Party. All notices shall be effective (a) when delivered personally, (b) when transmitted by telecopy, electronic or digital transmission with receipt confirmed, (c) the business day when delivered by a nationally recognized courier, or (d) upon receipt if sent by certified or registered mail.

13.Execution in Counterparts. This Agreement may be executed by facsimile and in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

14.Advice of Legal Counsel. Advisor and Company each hereby acknowledges that Advisor has been represented by Rosen Bien Galvan & Grunfeld LLP as her legal counsel and Company has been represented by Latham & Watkins prior to executing this Agreement. This Agreement is the product of negotiation and preparation by and among the Parties and their respective attorneys. Neither this Agreement nor any provision thereof shall be deemed prepared or drafted by one Party or another, or its attorneys, and shall not be construed more strongly against any Party.

15.Section 409A. To the extent applicable, this Agreement shall be interpreted in accordance with the applicable exemptions from Section 409A of the Internal Revenue Code (the “Code”). To the extent that any provision of the Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner that no payments payable under this Agreement shall be subject to an “additional tax” as defined in Section 409A(a)(1)(B) of the Code. Each series of installment payments made under this Agreement is hereby designated as a series of “separate payments” within the meaning of Section 409A of the Code. Any reimbursement of expenses or in-kind benefits payable under this Agreement shall be made in accordance with Treasury Regulation Section 1.409A-3(i)(1)(iv) and shall be paid on or before the last day of Advisor’s taxable year following the taxable year in which Advisor incurred the expenses. The amount of expenses reimbursed or in-kind benefits payable during any taxable year of Advisor’s will not affect the amount eligible for reimbursement or in-kind benefits payable in any other taxable year of Advisor’s, and Advisor’s right to reimbursement for such amounts shall not be subject to liquidation or exchange for any other benefit.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first set forth above.

COMPANY

FIVE POINT OPERATING COMPANY, LP, a Delaware limited partnership

By:	/s/ Michael Alvarado
Name:	Michael Alvarado
Title:	Chief Legal Officer

ADVISOR
/s/ Lynn Jochim

Lynn Jochim, an individual

EXHIBIT A

FEE SUMMARY:

Annual Retainer:
Annual retainer in the amount of One Million Dollars ($1,000,000.00), which shall be payable monthly as provided below.

Manner & Timing of Payment of
Compensation:
The annual retainer will be paid in monthly installments of Eighty-three Thousand Three Hundred Thirty-three Dollars and Thirty-three Cents ($83,333.33) per month, payable in advance on the first day of each month during the term of this Agreement, provided that the payment for the first month (or partial month, if applicable) of the term of this Agreement shall be due and payable within fifteen days of the mutual execution and delivery of this Agreement. The monthly retainer shall be prorated for any partial month during the term of this Agreement.

Submission of Invoices:
Mail/Deliver Hard Copy to: Five Point Operating Company Attention: Accounts Payable 2000 FivePoint, 4th Floor Irvine, CA 92618

EQUITY AWARD SUMMARY:

Equity Awards:
During the term of this Agreement, Advisor’s equity awards granted by FPH shall continue to vest in accordance with the terms of the award agreements and the Equity Plan (the “Equity Plan Documents”) pursuant to which such equity awards were issued. In addition, notwithstanding anything to the contrary in the Equity Plan Documents, from and after the Effective Date (A) except as modified herein, Advisor’s unvested equity awards shall continue to vest during the term of her services pursuant to this Agreement in accordance with the terms of the Equity Plan Documents, subject to accelerated vesting during the term of this Agreement as provided in Section 4 above, (B) all references to Advisor’s “employment”

in the Equity Plan Documents shall instead be references to Advisor’s “service” under this Agreement and all references to Advisor’s “termination of employment” shall instead be references to Advisor’s “termination of service” as an advisor pursuant to this Agreement (and similar and correlative terms will have like meanings), and (c) the terms “Cause” and “Good Reason” for purposes of the Equity Plan Documents with Advisor shall have the meanings given to such terms in this Agreement. The Equity Plan Documents governing Executive’s equity awards are hereby amended to be consistent with the foregoing. For the avoidance of doubt, the Parties acknowledge and agree that neither the execution of this Agreement nor Advisor’s termination of employment on the Effective Date will result in any accelerated vesting of any of Advisor’s equity awards.